Exhibit 11

FORM OF LEGALITY OF SHARES OPINION

FEDERATED WORLD INVESTMENT SERIES, INC.

4000 ERICSSON DRIVE
WARRENDALE, PA 15086-7561
(800) 836-2211

_______, 2009

The Directors of
Federated World Investment Series, Inc.
4000 Ericsson Drive
Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated International Leaders Fund (formerly, Federated International Value Fund (the “Fund”), a portfolio of Federated World Investment Securities, Inc., a Maryland Corporation (“Corporation”), proposes to acquire the assets of Federated International Equity Fund, a portfolio of Federated International Series, Inc., in exchange for Class A Shares, Class B Shares and Class C Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated ________, 2009 (“Agreement”), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended (“N-14 Registration”).

As counsel I have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933, and have participated in the drafting of the N-14 Registration.  Specifically, I have examined and am familiar with the written Articles of Incorporation dated January 25, 1994 (“Articles of Incorporation”), the By-Laws of the Corporation, and such other documents and records deemed relevant for the purpose of rendering this opinion.  I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1.           The Fund is duly organized and validly existing pursuant to the Articles of Incorporation.

2.           The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of the Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.  Such Shares, when so issued, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application of registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

Todd P. Zerega
Assistant Secretary
Federated World Investment Securities, Inc.